FIRST AMENDMENT

         THIS FIRST AMENDMENT (this "First Amendment") dated as of March 7, 2000 is to the Credit Agreement (the "Credit Agreement") dated as of March 8, 1999 among INDIANA GAS COMPANY, INC. (the "Company"), certain lenders (the "Banks"), ABN AMRO BANK N.V., as Syndication Agent, NATIONAL CITY BANK OF INDIANA, as Documentation Agent, and BANK ONE, INDIANA, N.A., as Administrative Agent. Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as defined therein.

         WHEREAS, the parties hereto have entered into the Credit Agreement which provides for the Banks to make Loans to the Company from time to time; and

         WHEREAS, the parties hereto desire to amend the Credit Agreement as set forth below;

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

         SECTION 1 AMENDMENTS. Effective on (and subject to the occurrence of) the First Amendment Effective Date (as defined below), the Credit Agreement shall be amended as follows:

         Section 1.1 Amendment to Definition of Facility Termination Date. The definition of the term "Facility Termination Date" shall be amended in its entirety to read as follows:

                  "'Facility Termination Date' means March 6, 2001 or any later date as may be specified as the Facility Termination Date in accordance with Section 2.19 or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof."

         SECTION 2 REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to the Banks that (a) each warranty set forth in Article V of the Credit Agreement is true and correct as if made on the date hereof, (b) the execution and delivery by the Company of this First Amendment and the performance by the Company of its obligations under the Credit Agreement as amended hereby (as so amended, the "Amended Credit Agreement") (i) are within the corporate powers of the Company, (ii) have been duly authorized by all necessary corporate action, (iii) have received all necessary governmental approval and (iv) do not and will not contravene or conflict with any provision of law or of the charter or by-laws of the Company or any indenture, loan agreement or other material contract, order or decree which is binding upon the Company, and (c) this First Amendment and the Amended Credit Agreement are the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditor's rights or by general principles of equity limiting the availability of equitable remedies.

         SECTION 3 EFFECTIVENESS. The amendment set forth in Section 1 shall become effective, as of the day and year first above written, on such date (the "First Amendment Effective Date") that the Administrative Agent shall have received (i) counterparts of this First Amendment executed by the parties hereto
(ii) a renewal fee in an amount equal to 0.02% of the Aggregate Commitment, payable to the Administrative Agent for the ratable benefit of the Banks and
(iii) certain fees payable to the Arranger and the Administrative Agent as set forth in the fee letter dated February 15, 2000.

         SECTION 4  MISCELLANEOUS.

         Section 4.1 Continuing Effectiveness, etc. As herein amended, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

         Section 4.2 Counterparts. This First Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original but all such counterparts shall together constitute one and the same First Amendment.

         Section 4.3 Governing Law. This First Amendment shall be a contract made under and governed by the laws of the State of Indiana applicable to contracts made and to be performed entirely within such State.

         Section 4.4 Successors and Assigns. This First Amendment shall be binding upon the Company and the Banks and their respective successors and assigns, and shall inure to the benefit of the Company and the Banks and the successors and assigns of the Banks.

         Section 4.5 Expenses. The Company agrees to pay the reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this First Amendment.

         IN WITNESS WHEREOF, the Company and the Banks have executed this First Amendment as of the date first above written.

                                    INDIANA GAS COMPANY, INC.



                                    By:/s/ Steven Schein
                                       -----------------------------------------

                                    Title: VP & Treasurer
                                          --------------------------------------


                                    BANK ONE, INDIANA, N.A.



                                    By: /s/ [Not Legible]
                                       -----------------------------------------

                                    Title:  FVP
                                          --------------------------------------


                                    ABN AMRO BANK N.V.



By: /s/ David B. Bryant             By:/s/ Mark R. Lasek
   --------------------------          -----------------------------------------

Title:  Group Vice President        Title: Group Vice President
      -----------------------             --------------------------------------



                                    NATIONAL CITY BANK OF INDIANA



                                    By: /s/ William E. Kennedy
                                       -----------------------------------------

                                    Title: V.P.
                                          --------------------------------------